Exhibit 99.1

CONTINENTAL MATERIALS CORPORATION REPORTS

FIRST QUARTER RESULTS

                CHICAGO, May 19 — Continental Materials Corporation (NYSE Amex; CUO) today reported a net loss of $490,000 or 31 cents per diluted share for its first quarter ending April 4, 2009 compared to a net loss of $1,131,000 or 71 cents per diluted share for the same period in 2008.

                Sales declined $1,781,000, or 5 percent, to $32,731,000. The Concrete, Aggregates and Construction Supplies segment and the Heating and Cooling segment reported decreased sales. The Door and Evaporative Cooling segments achieved higher sales in 2009 compared to the prior year. The decline in sales of the Concrete, Aggregates and Construction Supplies segment was due to reduced construction levels along the Front Range of Colorado while the decreased sales of the Heating and Cooling segment was due to a relatively mild winter in the principal furnace market areas. The Door segment sales were strong despite the slow construction level largely due to this segments products being installed near the completion of a construction job. The Door segment’s sales backlog declined throughout the first quarter of 2009. Sales of evaporative coolers were strong primarily due to new customers that were gained when a major competitor exited the United States cooler market at the end of 2008.

Overall cost of sales as a percentage of sales improved from 86.5 to 82.0% as prices for some materials declined, primarily steel, copper and fuel declined compared to a year ago. Partially offsetting the improved cost of sales was the shutdown of the Pikeview Quarry due to a landslide that occurred in December 2008. The Pikeview Quarry will remain shut down until the Company develops a new mining and reclamation plan which will be subject to the approval of the Colorado Division of Reclamation, Mining and Safety (DRMS). The DRMS has given the Company, which is currently working with its consultants, until May 13, 2010 to submit the new plan. In the meantime, the Company has ramped up production in the Black Canyon Quarry which is expected to begin production early in the second quarter. The costs involved in purchasing rock from third parties for our own concrete needs during the first quarter of 2009 as well as some start-up expenses at the Black Canyon Quarry suppressed margins in the Concrete, Aggregates and Construction Supplies segment. The first quarter of 2008 also included the sale of a small aggregate operation (Table Mountain), resulting in a pre-tax gain of approximately $338,000 for the Concrete, Aggregates and Construction Materials segment. Table Mountain did not provide aggregates to the Company’s ready-mix operations and management did not consider it to be a strategic part of its business.

The operating loss of $492,000 for the 2009 quarter was reduced from the 2008 operating loss of $1,479,000. Improved operating results were reported by all segments although the most significant improvement was due to the improved sales in the Evaporative Cooling segment combined with lower materials costs and increased production levels. Operating income in the Door segment also improved largely due to the increase in sales.

Interest expense declined to $181,000 in the first quarter of 2009 from $330,000 during the first quarter of 2008 due to lower interest rates and slightly lower average debt outstanding.

                FORWARD-LOOKING STATEMENTS— Statements in this document that do not relate strictly to historical or current facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. When used in this press release, words such as “anticipates,” “believes,” “contemplates,” “estimates,” “expects,” “plans,” “projects,” and similar expressions are intended to identify forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements as a result of factors including, but not limited to, weather, interest rates, availability and cost of raw materials, national and local economic conditions and competitive forces. Changes in accounting pronouncements could also alter projected results.  Additional information concerning factors that could cause actual results to differ materially from those suggested in the forward-looking statements is contained in the company’s Form 10-K, 10-Q and 8-K reports filed with the Securities and Exchange Commission.  Forward-looking statements speak only as of the date they were made, and the Company undertakes no obligation to publicly update them.

CONTINENTAL MATERIALS CORPORATION

SUMMARY OF SALES AND EARNINGS

	Three Months Ended
	April 4, 2009	March 29, 2008

Sales	$32,731,000	$34,512,000

Operating loss	(492,000)	(1,479,000)

Interest	(181,000)	(330,000)
Other income	18,000	28,000

Loss before income taxes	(655,000)	(1,781,000)

Benefit from income taxes	(165,000)	(650,000)

Net loss	$(490,000)	$(1,131,000)

Basic and diluted loss per share	$(0.31)	$(0.71)
Average shares outstanding	1,598,000	1,599,000